Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

Series a-3 Convertible Preferred STock

OF

unicycive Therapeutics, Inc.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

unicycive Therapeutics, Inc., a Delaware corporation (the “Corporation”) does hereby certify that the following resolutions were duly adopted by the Corporation’s Board of Directors:

Resolved, that no shares of the Corporation’s Series A-3 Convertible Preferred Stock are outstanding and that no shares of such stock will be issued subject to the certificate of designation previously filed with respect to such stock.

Resolved, that each officer of the Corporation (acting alone) is hereby authorized to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the certificate of designations with respect to the aforementioned series of preferred stock of the Corporation.

This Certificate of Elimination shall become effective on March 14, 2024 at 12:01 a.m. (local time in Wilmington, Delaware).

[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the date set forth below.

unicycive Therapeutics, Inc.

By:	/s/ Shalabh Gupta
	Name:	Shalabh Gupta
	Title:	CEO

Date:	March 13, 2024